Exhibit 10.9

February 13, 2019

Kanika Soni

Dear Kanika,

We are pleased to extend you this offer of employment as President, Hotels at TripAdvisor, LLC, (the “Company”), subject to the terms and conditions of employment described below.  This offer will remain in effect until February 19, 2019 and may be accepted by countersigning where indicated at the end of this letter.  This offer is contingent on satisfactory references, your satisfactory completion of our standard background check and on you being legally authorized to work in the United States, as required under federal law.  Until you have received verification from the Company that the background check contingencies described in this paragraph have been met, we advise you not to resign from your current position.

We are excited about the contributions that we expect you will make to the success of the Company and would like your employment to begin as soon as possible.  Accordingly, we and you mutually agree to a start date no later than April 15, 2019 (the "Start Date").  You will report to Stephen Kaufer, Chief Executive Officer and work out of the Company’s Needham, MA office.

Duties and Extent of Service. As President, Hotels for the Company, you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Company may from time to time designate. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.  You will be expected to devote your full business time and effort to the business and affairs of the Company.

Compensation.  In consideration of your employment with the Company, the Company will pay you a base salary of $480,000 per year, which equates to approximately $18,461.54 dollars bi-weekly, representing payment for all hours worked by you for the Company, less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.

You will also be eligible for an annual target bonus opportunity of 90% of your base salary, less applicable taxes and withholding, subject to the achievement of individual and Company objectives. These objectives are set unilaterally by the Company as part of its management authority and are subject to change at any time. For 2019 only, the amount of your annual bonus is guaranteed to be no less than your full annual target, or $432,000, less applicable taxes and withholdings, provided you remain eligible as described in

400 1st Avenue, Needham, MA 02494   | www.tripadvisor.com   | + (781) 800-5000

this paragraph. Thereafter, the Company may make adjustments in the targeted amount of your annual bonus in its discretion.  Whether the bonus is awarded and in what amount is at the sole discretion of the Company.  Eligibility for a bonus in any year (including 2019)

is contingent upon your employment by the Company at the time of the bonus payout, which will be at the same time as the Company generally pays bonuses to similarly situated employees. Further eligibility requirements may be governed by plans and policies concerning the payment of incentive compensation as may be in effect from time to time.

New Hire Grant.  As described herein, in consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, the Company would like to present you a “new-hire award” of (i) restricted stock units ("RSUs") that may be settled with shares of common stock, par value $0.001 (“Common Stock”), of TripAdvisor, Inc. (“TripAdvisor”) the Company’s ultimate parent, with a value (as calculated below) of $2,000,000 (USD) and (ii) options to purchase shares of Common Stock ("Stock Options") with a value (as calculated below) of $2,000,000 (USD).  This is a one-time new hire grant of RSUs and Stock Options that is made pursuant to the terms of the TripAdvisor, Inc. 2018 Stock and Annual Incentive Plan (the "2018 Plan"), and is made subject to approval of the Compensation Committee of the Board of Directors of TripAdvisor (the “Compensation Committee”).  The number of RSUs granted will be determined based on the award value of $2,000,000 divided by the closing price of Common Stock on the grant date (as defined below), rounded down to the nearest whole share. The number of Stock Options granted will be determined by dividing the award value of $2,000,000 by the Black-Scholes value of stock options (as determined by the Company, in its sole discretion, using the closing price of Common Stock on the grant date), rounded down to the nearest whole number.  Both RSU and Stock Option awards will vest 25% on each of the first four anniversaries of the grant date, subject to earlier forfeiture in the event of your termination of employment, in such case as more specifically described in the 2018 Plan.  The Grant Date (for these awards and the award described below) will be the later of (i) the Start Date, and (ii) the date the awards are approved by the Compensation Committee.  We will endeavor to have the awards approved as soon as possible following the date we receive back the signed offer letter.  Once approved, you will receive additional information, including how you can access an electronic copy of the 2018 Plan and other equity award agreements, which will govern the terms of the RSUs and Stock Options. In the event of any conflict or ambiguity between this letter, on the one hand, and the 2018 Plan or your equity agreements, on the other hand, the 2018 Plan and the equity agreements will govern.

Additional Grant One.  As described herein, in consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, the Company would like to present to you another award of additional RSUs with a value of $1,000,000 (USD).  This award will vest 25% on each of the first four anniversaries of the Grant Date, subject to earlier forfeiture in the event of your separation of employment, in such case as more specifically described in the 2018 Plan.  This  grant is also being made pursuant to the 2018 Plan and the same rules above apply with respect to approval, documentation and pricing.

Sign-on bonus. In addition, in consideration of your acceptance of the attached Non-Disclosure, Developments and Non-Competition Agreement, we are pleased to offer you a one-time lump sum signing bonus of $200,000. This bonus will be paid to you with your first regular paycheck.  Please note that this signing bonus will be reported as income to you and payroll taxes will be withheld.  In the event you voluntarily terminate your employment or you are terminated by the Company (except for position elimination) at any time prior to your first year anniversary of employment with the Company, you are required to repay the Company for the total of such sign-on bonus, and to the maximum extent permitted by applicable law, you hereby authorize and direct the Company to deduct as a valid set-off of wages, any amount of the sign-on bonus owed from your final wages and any accrued and unused vacation pay, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise  owed to you by the Company.  However, your final paycheck will not be reduced below the applicable minimum wage.  If the full amount cannot be deducted from your final paycheck, you expressly agree to pay back any amounts needed to fully reimburse the Company within thirty (30) days of your termination.

Severance.  In your role as President, Hotels, you will be eligible to participate in the TripAdvisor, Inc. Executive Severance Plan (“ESP”).  Under the terms of the ESP, you will be eligible to receive certain severance benefits under certain circumstances, including the involuntary termination of your employment by the Company without Cause, and in connection with a Change in Control, the involuntary termination of your employment or resignation for Good Reason, as each of the foregoing terms is defined in the ESP.  The foregoing is intended only as an informational summary of the ESP, a copy of which is attached, and the Company reserves the right to modify the terms of the ESP in its sole discretion at any time.

Benefits.  As a regular, full‑time employee, you will be eligible to participate in the employee benefit program that the Company offers to its employees in comparable positions, which currently include Health, Dental, Life and Disability Insurance, matching 401(k) Plan, and Sick Time, subject to plan terms and generally applicable Company policies. As part of your benefits program, you are entitled to accrue up to twenty (20) days of paid vacation, which is pro-rated based on your start date.  Descriptions of the Company’s benefits will be available upon request.  The Company retains the right to amend, modify, or cancel any benefits program.  Where a particular benefit is subject to a formal plan (for example, medical insurance or 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

Relocation:  The Company is committed to providing you with the necessary assistance that will allow you to make a smooth transition to your new job location.  You will be eligible to receive a relocation benefit to assist you in your move from Los Angeles, CA to the greater Needham, MA area.  Enclosed is a Relocation Agreement outlining the program benefits and rules.  The relocation benefit is provided to you in good faith with the expectation that you will continue your employment with the Company for a minimum period of at least twelve months.  As a result, in order to receive this benefit, the Company will require you to sign and agree to the terms and conditions in the attached Relocation Payment Agreement, as well as the Relocation Agreement.

Nondisclosure, Developments and Non-Competition.  As part of your employment with the Company, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and future business plans and operations.

As a result, in order to protect the Company’s substantial investment of time and money in the creation and maintenance of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment, the new hire equity grants and the sign-on bonus are contingent upon your signing the Company's standard Non-Disclosure, Developments and Non-Competition Agreement (the “Agreement”) and your continued willingness to abide by its terms.  The Agreement also contains post-employment restrictive covenant provisions.  A copy is attached to this Offer as Exhibit A.

By the same token, the Company expects you to abide by and honor the terms of any agreements you may have with your present or prior employers.  By signing below, you confirm that you are not subject to any employment or consulting agreements (including without limitation a non-competition, customer non-solicitation, confidentiality or other similar provision) that would prevent you from fulfilling, or otherwise affect the performance of, your job duties for the Company.

Also, just as the Company regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies.  The Company respects these obligations, and expects you to honor them as well.  To that end, we expect that you have not taken any documents or other confidential information from your employer.  Further, we want to make it perfectly clear you should not bring with you to the Company, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

At-Will Employment.  Please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will.  This means that either your or the Company may terminate the employment relationship, at any time, for any reason, with or without cause or notice.  The at-will nature of the relationship may not be modified except by a formal written employment contract signed by an officer of the Company and expressly stating the company’s intent to modify the at-will nature of your employment.

Governing Law; Waiver of Jury Trial.  The terms and conditions of this offer letter and your employment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof, except that any rights or obligations established or conferred by the wage-hour or discrimination laws of the state where you primarily reside shall be governed by the laws of that state.  In addition, you acknowledge and agree that any action or claim initiated by the Company concerning this offer or your employment shall be exclusively brought in a court of competent jurisdiction in Massachusetts, and you agree to be subject to the personal jurisdiction and venue of the Massachusetts courts.  Finally, where permitted by law,  you agree that any dispute relating to this offer or your employment shall be resolved in a court of competent jurisdiction in by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Exception As to California Employees.  As to employees who primarily reside and work in California and have any dispute involving any claim or controversy arising in California, this paragraph shall apply (and not the preceding paragraph), and any such dispute shall be resolved in a court or other appropriate forum with competent jurisdiction located in California, and such dispute shall be construed in accordance with the laws of The State of California.

Entire Agreement; Amendment.  This letter agreement (together with the Nondisclosure, Developments and Non-Competition Agreement, the Relocation Agreement and the Relocation Repayment Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this letter agreement is hereby revoked and superseded.  This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

We are excited to have you on the team!  Please indicate your acceptance of this offer and the terms and conditions thereof by signing both this letter agreement, the Relocation Agreement and Relocaton Repayment Agreement and Exhibit A.

Sincerely,

TRIPADVISOR LLC

By: /s/ Stephen Kaufer

Name: Stephen Kaufer
Title:   Chief Executive Officer

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Accepted and agreed by:

/s/ Kanika Soni
Kanika Soni

Date:	February 13, 2019

Exhibit A

Nondisclosure, Developments and Non-Competition Agreement (Massachusetts Exempt)

(Name: Kanika Soni)

THIS NONDISCLOSURE, DEVELOPMENTS AND NON-COMPETITION AGREEMENT, effective as of the date first written below, (this "Agreement"), is between TripAdvisor LLC, a Delaware limited liability company (hereinafter called the "Company"), and Kanika Soni (hereinafter called the "Signatory") and is made for the express benefit and protection of the Company, and any parent, subsidiary, division, unit or affiliate thereof that Signatory provides services to or that Signatory receives Confidential Information from or about (collectively the “Company Group”).

WHEREAS, the Signatory is currently, or is about to become an officer, employee, or director of the Company;

WHEREAS, the Signatory is being offered equity grants and a sign-on bonus; and

WHEREAS, it is a condition precedent to the receipt of the equity grants and the sign-on bonus, and the commencement or continuation of the Signatory's employment or association with the Company, whether as an officer, employee, or director that the Signatory shall enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby mutually agree as follows:

1.Confidential Information.

(a)For purposes of this Agreement, the term "Confidential Information" shall mean an item of information, or a compilation of information in any form (tangible or intangible), related to the Company Group’s business, that the Company Group has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes but is not limited to: (A) product designs and formulations, un-patented inventions, and trade secrets; (B) information regarding the Company Group's plans for research and development or for new products; (C) engineering or manufacturing information pertaining to the Company Group or any of its operations or products; (D) information regarding regulatory matters pertaining to the Company Group; (E) information regarding any acquisition, strategic alliance or joint venture effected by the Company Group or any proposed acquisition, strategic alliance or joint venture being considered by the Company Group; (F) information regarding the status or outcome of any negotiations engaged in by the Company Group; (G) information regarding the existence or terms of any commercial contract entered into by the Company Group; (H) information regarding any aspect of the Company Group's intellectual property position; (I) information regarding prices or costs of the Company Group; (J) information regarding any aspect of the Company Group's business strategy, including, without limitation, the Company Group's marketing, selling and distribution strategies; (K) information regarding customers or suppliers of the Company Group; (L) business plans, budgets, unpublished financial statements and unpublished financial data of the Company Group; (M) information regarding marketing and sales of any actual or proposed product or services of the Company Group; (N) compilations of information which derives its value from the compilation; and (O) any other information that the Company may designate as confidential. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement.  Signatory acknowledges that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as Company’s trade secrets.

(b)The Signatory acknowledges that, except to the extent otherwise provided below in this Section 1(b) or in Section 1(d) hereof, all Confidential Information disclosed to or acquired by the Signatory is a valuable, special, and unique asset of the Company Group and is to be held in trust by the Signatory for the Company Group's sole benefit.  Except as otherwise provided below in this Section 1(b) or in Section 1(d) hereof, the Signatory shall not, at any time (including, without limitation, after the termination of the Signatory's association with the Company as an employee, officer and/or director), use for himself, herself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company.  Notwithstanding anything in this Section 1(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, officer and/or director; and (B) the Signatory may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c)The Signatory acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes.  During the term of the Signatory's association with the Company as an employee, officer and/or director (the "Term") and at all times thereafter, the Signatory shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 1(c) or in Section 1(d) below.  Notwithstanding anything in this Section 1(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (A) the Signatory may disclose or use Third Party Confidential Information in performing his, her or its duties and responsibilities to the Company but only to the extent required or necessary for the performance of such duties and responsibilities in the ordinary course and within the scope of his, her or its association with the Company as an employee, officer and/or director; and (B) the Signatory may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Signatory promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense or the expense of such third party) in the efforts, if any, of the Company or such third party to contest or limit the scope of such request or order.

(d)The Signatory's obligations under Section 1(b) and/or Section 1(c) hereof not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Signatory) under circumstances involving no breach by the Signatory of this Agreement and/or (ii) was or is approved for release by the Board of Directors of the Company or an authorized representative of the Company.

(e) If the Signatory is in a management position, he or she shall be presumed to have had involvement with or Confidential Information about all aspects of the Company or any Group Company that he or she was employed with or provided services to except where the Signatory can prove otherwise as to some particular product or service by clear and convincing evidence.

(f)The obligations of the Signatory under this Section 1 are without prejudice, and are in addition, to any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality, provided the obligation to such other person is known to the signatory.

2.Publication.  The Signatory hereby understands that the Company has a compelling business interest in preventing the publication (orally or in writing) of any manuscript, document or information containing Confidential Information, Third Party Confidential Information and/or a description of any unpatented Assigned Invention (as defined in Section 5(a) hereof) and, accordingly, the Signatory hereby agrees to submit to the Company, at least ninety (90) days prior to publication, any manuscript, document or information that the Signatory intends to publish (orally or in writing) and that contains technical or scientific information or information about the Company or its business, in each case for purposes of ascertaining whether such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented).  Notwithstanding the foregoing the Signatory shall not submit, and shall not be required to submit, any portion of any such manuscript, document, or information if and to the extent that such portion contains any confidential information of Third Parties that the Signatory does not have a legal right to disclose to the Company.  In the event that the Company determines that any such manuscript, document or information contains Confidential Information, Third Party Confidential Information and/or any description of any Assigned Invention (whether or not patented), then, to the extent requested by the Company, the Signatory shall delete from any such manuscript, document or information any and all references to such Confidential

Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto.  The Signatory shall, no later than thirty (30) days prior to such publication, resubmit to the Company a revised draft of any such manuscript, document or information reflecting the deletion such Confidential Information, Third Party Confidential Information and/or description of such Assigned Invention, and all references thereto.  Unless and until the Company shall have given its written consent to any proposed publication (orally or in writing) by the Signatory of any manuscript, document or information, the Signatory shall not publish (orally or in writing) all or any portion of such manuscript, document or information.  Nothing contained in this Section 2 shall be construed or deemed to limit, change, amend, alter, repeal or invalidate any of the Signatory's obligations under Section 1 of this Agreement.

3.No Improper Disclosure or Use of Materials.  The Signatory shall not improperly use or disclose to or for the Company's benefit any confidential information or trade secrets of (i) any former, present or future employer of the Signatory, (ii) any person to whom the Signatory has previously provided, currently provides or may in the future provide consulting or other services or (iii) any other person to whom the Signatory owes an obligation of confidentiality.  The Signatory shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) or (iii) unless consented to, in writing, by such person and by the Company.

4.Right to Inspect.  The Signatory agrees that any of the Signatory's property situated on the Company's premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice, in order to maintain compliance with this Agreement.

5.Inventions; Assignment.

(a)For purposes of this Agreement, the term “Inventions” shall mean all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, and know-how (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute.  For purposes of this Agreement, the term "Assigned Inventions" shall mean (i) any and all Inventions that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory, either alone or together with others, in the course of performing the Signatory's duties and responsibilities to the Company or in the course of otherwise rendering any services to the Company Group during the Term (regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Signatory at the Company Group's facilities or during regular business hours or utilizing resources of the Company Group) or (ii) any and all Inventions that arise out of or are based upon any Confidential Information or Third Party Confidential Information.  For purposes of this

Agreement, the term "Proprietary Rights" shall mean (x) any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, mask works, trade secrets and/or other intellectual property rights with respect to Assigned Inventions and (y) the goodwill associated with any and all of the rights referred to in the foregoing clause (x).

(b)The Signatory hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company, and the Signatory hereby assigns to the Company all of the Signatory's right, title and interest in and to any and all Assigned Inventions and Proprietary Rights.  The Signatory agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Signatory's right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 5(b).  The Signatory hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Signatory may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(c)The Signatory hereby acknowledges and agrees that those Assigned Inventions that are original works of authorship protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

(d)At the request of the Company, the Signatory will assist the Company in every proper way (including, without limitation, by executing patent applications) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions.  The Signatory's obligation under this Section 5(d) shall continue after the termination of the Signatory's association with the Company as an employee, officer or director.  If and to the extent that, at any time after the termination of the Signatory's association with the Company as an employee, officer and/or director, the Company requests assistance from the Signatory with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Signatory at a reasonable rate for the time actually spent by the Signatory on such assistance.

(e)By this Agreement, the Signatory hereby irrevocably constitutes and appoints the Company as his, her or its attorney-in-fact for the purpose of executing, in the Signatory's name and on his, her or its behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 5 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world.  This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f)Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory's association with the Company as an employee, officer and/or director), file, cause to be filed or consent to the filing of any patent, trademark, service mark, trade name or copyright application with respect to, or claiming, any Assigned Inventions or Proprietary Rights.

(g)The obligations of the Signatory under this Section are without prejudice, and are in addition to, any other obligations or duties of the Signatory, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

Notwithstanding the foregoing, to the extent that the Signatory is an employee and a citizen of California and subject to its law, then Signatory is notified that the foregoing assignment shall not include inventions excluded under Cal. Lab. Code §2870 which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer”, and to the extent the Signatory is an employee and a citizen of and subject to law of another state which provides a similar limitation on invention assignments then  then the Signatory is notified that the foregoing assignment shall not include inventions excluded under such law (namely, Delaware Code Title 19 Section 805;  Illinois 765ILCS1060/1-3, "Employees Patent Act"; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78;  North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, "Employment Inventions Act"; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140).

In the event that the Signatory, alone or with others, incorporates into his or her work for Company any inventions, copyright eligible works, trade secrets, trademarks or other items of intellectual property that the Signatory owns or controls and that are not assigned to Company via this Agreement or some prior agreement, then the Signatory hereby grants Company an irrevocable, perpetual, fully paid-up, royalty-free, worldwide license to make, use, sell, reproduce, display, modify, or distribute such item and its derivatives in the Company’s products and services at Company’s discretion and without any obligation to provide attribution, royalties, or other compensation to the Signatory.  If the Signatory claims rights to or in any invention or computer program or software created or conceived prior to employment with the Company, then the Signatory will initial where indicated below and attach in writing an Appendix A describing the item (without revealing any trade secrets); and if the Signatory makes no such claim then Signatory so indicates by initialing beside “None” below:

_____________ None, or     _________ See Appendix A attached;

If the Signatory fails to initial either option above, it shall be presumed that “None” applies.

6.Agreement Not to Compete and Non-Solicitation.

(a)The Signatory hereby agrees that, during the period commencing on the date of this Agreement and ending on the effective date of the termination of the Signatory's employment or other association with the Company, the Signatory will remain loyal to the Company and will not engage in any activities that create a conflict of interest.  The Signatory understands that it will be a conflict of interest for him or her to pursue business activities that compete with the Company while employed with the Company or engage in material preparations to do so.  The Signatory will promptly inform the Company of any business opportunities related to the Company’s line of business, and will not pursue any such business opportunities independent from the Company without advance written authorization from the Company to do so.

(b)In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, the Signatory hereby agrees that, during the Restricted Period (as defined in Section 6(c) below), the Signatory shall not, directly or indirectly, within the Restricted Area (as defined in Section 6(c) below):

(i)

own an interest in (except as a holder of no more than five percent (5%) of the shares of any publicly traded corporation), finance, control, or otherwise hold a material interest in any Competitive Business (as defined in Section 6(c) below) or any corporation, partnership, limited liability company, business, enterprise, venture or other person or entity that is engaged or participates in any Competitive Business (each, a "Competitive Business Entity"); or

(ii)

engage or participate in, manage, supervise, act as an employee in, consult or provide services to a Competitive Business[1] that are (A) the same as or similar in function or purpose to any services the Signatory provided to the Company during the two year period prior to the effective date of the termination of the Signatory's association with the Company as an employee, officer or director or (B) that are otherwise likely to result in the use or disclosure of Confidential Information within the Restricted Area; or

(iii)

solicit (as defined below), knowingly induce or encourage a customer, client, supplier, partner, contributor, employee or other person or entity with whom or with which the Signatory had dealings while associated with the Company Group, to cease their relationship or reduce business activity conducted with the Company Group.

SIGNATORY ACKNOWLEDGES THAT THESE RESTRICTIONS SHALL APPLY AND BE

11

Provided, however, that if Signatory is an employee and resides in and is subject to the law of Virginia, then the language in Section 6(b) which says “or that are otherwise likely to result in the use or disclosure of Confidential Information” shall not apply.

BINDING REGARDLESS OF CHANGES IN HIS/HER TITLE, POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING SIGNATORY’S EMPLOYMENT.

California Exception:  If Signatory is an employee who works primarily in California and is subject to its laws, then:

(A)	the above provisions of this Section 6(b) of the Agreement shall not apply to him or her;
(B)

he or she shall in all respects remain prohibited from using Company Group's customer lists and related information, as well as other Confidential Information and other information that qualifies for trade secret protection to aid in competition with the Company Group or with the solicitation of or interference with its business relationships;

(C)

Signatory is prohibited, during the Restricted Period (as defined in Section 6(c) below), from soliciting (as defined below) or knowingly inducing or encouraging a customer, client, supplier, partner, or contributor about which Signatory had Confidential Information and/or trade secrets while associated with the Company, to cease their relationship or reduce business activity conducted with the Company, provided that this subsection shall not apply to the extent that said customer, etc. disclosed the Confidential Information/trade secret to the Signatory prior to the solicitation;

(D)

Signatory is prohibited, during the Restricted Period (as defined in Section 6(c) below), from soliciting an employee of the Company to cease his/her employment with the Company or assisting others to do so; and

(E)

The Company and Signatory agree that these provisions (B) to (D), inclusive, are expressly intended to protect the Company's and its customers' Confidential Information and trade secrets, and to protect against unfair trade practices due to the use of same.

SIGNATORY ACKNOWLEDGES THAT THESE RESTRICTIONS SHALL APPLY AND BE BINDING REGARDLESS OF CHANGES IN HIS/HER TITLE, POSITION, DUTIES, GEOGRAPHIC LOCATION, RESPONSIBILITIES OR COMPENSATION DURING SIGNATORY’S EMPLOYMENT.

(c)For purposes of this Section 6, the following terms shall have the meanings provided therefor below:

   "Competitive Business" shall mean any business engaged in online services relating to reviews and recommendations; travel meta search; travel (including hotel, vacation rental, air, rail, cruise, tour, restaurants, activities and attractions); travel itinerary management and/or administration, and industries that could reasonably be construed as being competitive with any business engaged in or to be engaged in by the Company Group, or that the Company Group is contemplating engaging in, that Signatory has involvement with or Confidential Information about at any time or from time to time prior to the termination of the Signatory's association with the

Company as an employee, consultant, officer and/or director.  By way of example, Competitive Business Entities include, but are not limited to, Expedia, Inc. (including without limitation Expedia.com, Hotels.com, HomeAway and other companies that it owns or operates), Priceline Group, Inc. (including without limitation booking.com, Kayak, OpenTable and other companies that it owns or operates), Airbnb, trivago N.V. and Google Travel.  The Company Group competes in a dynamic changing business environment, and companies in addition to those specifically listed may be considered to be a Competitive Business Entity.

“Restricted Area” shall mean the United States or any country in world where the Company Group does business or is planning to do business.

"Restricted Period" shall mean the period commencing on the date of this Agreement and ending one year after the effective date of the termination of the Signatory's association with the Company as an employee, officer or director.  Notwithstanding the foregoing sentence, in the event that the Signatory has breached his or her fiduciary duty to the Company or unlawfully taken, physically or electronically, property belonging to the Company Group, then the Restricted Period shall end two years after the effective date of the termination of the Signatory’s association with the Company as an employee, officer or director.

“Solicit” and related terms such as “soliciting” or engaging in “solicitation” mean to engage in contacts, acts, or communications, whether directly engaged in by the Signatory in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information or not.

(d) The time periods provided for in this Section 6 shall be extended for a period of time equal to any period of time in which the Signatory shall be in violation of any provision of this Section 6 and any period of time required for litigation to enforce the provisions of this Section 6.  If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be automatically amended to apply only to such area, duration and scope of activity as shall be determined to be reasonable by the court or other body having jurisdiction over the matter; and the Signatory agrees that this Section 6, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e) The Company is providing you with equity grants consisting of Restricted Stock Units and Stock Options as specifically described in the February 13, 2019 offer letter between you and the Company and the sign-on bonus in the amount of  $200,000 as consideration for Signatory’s acceptance of this Agreement and specifically the covenants described in Section 6(b).  The Signatory agrees that the consideration described in this Section 6(e) is fair and reasonable, mutually agreed upon and in lieu of any other form of consideration, including garden leave pay during the Restricted Period.

(f)Notwithstanding anything in this Section 6 to the contrary, Section 6(b) shall not be enforced in the event that the Signatory’s employment is terminated by the Company without Cause or in connection with a position elimination or layoff.  For purposes of this Agreement, the term Cause shall mean the common law definition: either (1) a reasonable basis for employer dissatisfaction with an employee, entertained in good faith, for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (2) grounds for discharge reasonably related, in the employer’s honest judgment, to the needs of his business.  For the avoidance of any doubt, the foregoing definition of Cause shall not apply to any other Company plan, program or agreement, including but not limited to the TripAdvisor Inc. Executive Severance Plan and Summary Plan Description, unless otherwise stated in such other document.

7.Return of Documents.  The Signatory will promptly deliver to the Company, upon the termination of the Signatory's association with the Company as an employee, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Signatory's actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights.  The Signatory will destroy any related computer entries on equipment or media not owned by the Company.

8.No Use of Name, Etc.  Without the prior written consent of the Company, the Signatory shall not, at any time (including, without limitation, at any time after the termination of the Signatory's association with the Company as an employee, officer and/or director), use, for himself or herself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or the name of any product or service produced or provided by the Company.   Without the prior written consent of the Company, the Signatory shall not, at any time after the termination of the Signatory's association with the Company as an employee, officer and/or director, directly or indirectly represent himself or herself, whether on his, her or its behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

9.Use of Voice, Image and Likeness.   Signatory gives the Company permission to use any and all of the Signatory’s voice, image and likeness, with or without using his/her name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

10.Commitment to Company; Avoidance of Conflict of Interest.   While an employee of the Company, the Signatory will devote his/her full business/professional time and attention to the Company’s business. The Signatory also agrees that s/he will not engage in any other business activity that conflicts with his or her duties to the Company (e.g., being employed by, associated with or having a financial interest in a Company customer, vendor, supplier or any entity engaged in business with the Company) or otherwise violates the Code of Conduct, unless the Signatory receives prior approval in writing from a representative of the Legal Department.  The Signatory will take whatever action is requested of him/her by the Company to resolve any conflict or appearance of conflict that it finds to exist.

11.Non-disparagement. Prior to and following the date the Signatory’s employment or association with the Company terminates, Signatory agrees to refrain from publicly or privately taking actions or making statements, written or oral, which are vulgar, obscene, threatening, intimidating, harassing, or a violation of the Company’s workplace policies against discrimination, harassment, or hostility on account of age, race, religion, sex, ethnicity, nationality, disability, or other protected status, or characteristic, or which are defamatory, false or  might reasonably be expected to be defamatory or false.

12.No Conflicting Obligation.  The Signatory represents that the Signatory is free to enter into this Agreement and that the Signatory's performance of all of the terms of this Agreement and of all of the Signatory's duties and responsibilities as an employee, officer and/or director of the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Signatory in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Signatory and/or (iii) any agreement not to compete against the business of any third party.  The Signatory further represents that he has not made and will not make any agreements in conflict with this Agreement. The Signatory has informed the Company, in the space below, of any agreements with previous employers that contain obligations not to disclose information to the Company or compete with any such previous employers.

(If there are none, please enter the word “None”; attach additional pages as necessary)

Note: For obligations not to disclose information to the Company or compete with any such previous employers, give the date of such obligations, identify the parties owed such obligations and the nature of the restriction. Please attach any such agreement(s) to this Agreement.   If the Signatory fails to complete this section, it shall be presumed that “None” applies.
_____________________________________________________________________

_____________________________________________________________________

13.Unique Nature of Agreement; Specific Enforcement.  The Company and the Signatory agree and acknowledge that the rights and obligations set forth in this Agreement are of a unique and special nature and that the Company is, therefore, without an adequate legal remedy in the event of the Signatory's violation of any of the covenants set forth in this Agreement.  The Company and the Signatory agree, therefore, that, in addition to all other rights and remedies, at law or in equity or otherwise, that may be available to the Company, each of the covenants made by the Signatory under this Agreement (including, without limitation, the covenants made by the Signatory herein) shall be enforceable by injunction, specific performance or other equitable relief, without any requirement that the Company have to post a bond or that the Company have to prove any damages, and recovery of its attorneys’ fees and costs incurred in securing such relief.2  The Signatory hereby agrees, in connection with any action or proceeding to enforce any provisions of this Agreement, to waive any claim or defense that the Company has an adequate remedy at law.

14.Miscellaneous.

14.1.Exit Interview. If and when Signatory departs from the Company, Signatory may be required to attend an exit interview and sign an acknowledgement form to reaffirm Signatory’s acceptance and acknowledgement of the obligations set forth in this Agreement. During the Restricted Period following termination of Signatory’s association with the Company as an employee, officer or director, Signatory will notify the Company of any change in his/her address and of each subsequent employment or business activity, including the name and address of Signatory’s employer or other post-Company employment plans  and the nature of Signatory’s activities.

14.2At-Will Employment/Association.  The Signatory agrees and understands that nothing in this Agreement shall confer on the Signatory any right with respect to continuation of the Signatory's association with the Company as an employee, officer and/or director, nor shall it interfere in any way with the Signatory's right or the Company's right to terminate the Signatory's association with the Company as an employee, officer and/or director at any time, with or without cause.

14.3.Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  Signatory agrees that any Confidential Information received by him/her in the course of the Signatory’s employment and subject to a prior agreement between the Signatory and the Company as to confidentiality, remains confidential and shall be subject to the terms of this Agreement.  Signatory further agrees that his/her obligations regarding Assigned Inventions and Proprietary Rights under any prior agreement between the Signatory and the Company are subject to the terms of this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

14.4.Waiver.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of

22

Provided, however, that if Employee resides in and is subject to the law of California, or another state that would convert this recovery of attorney’s fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear its own attorneys’ fees and costs.

any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

14.5.Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company for no additional consideration and without Signatory’s consent to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  "Affiliate of the Company" means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  The Signatory may not assign or transfer any or all of his, her or its rights or obligations under this Agreement.

14.6.Jurisdiction and Venue; Waiver of Jury Trial.  In case of any dispute hereunder, the parties mutually agree to submit to the exclusive jurisdiction and venue of the Superior Court of Massachusetts sitting in Suffolk County and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  Either the civil session or the Business Litigation Session shall have jurisdiction to hear the dispute.  EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL, WHERE PERMITTED BY LAW.

14.6.1.  Exception As to California Employees.  As to any Signatory who primarily resides and works in California and has any dispute hereunder involving any claim or controversy arising in California, this section 14.6.1 shall apply instead of the previous paragraph (14.6), and any such dispute shall be resolved in a court or other appropriate forum with competent jurisdiction located in California.

14.7.Severability.  All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation.  In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

14.8.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding choice of law rules thereof.

14.8.1.  Exception As to California Employees.  As to any Signatory who primarily resides and works in California and has any dispute hereunder involving any claim or controversy arising in California, this section 14.8.1 shall apply instead of the previous paragraph

(14.8), and any such dispute shall be construed in accordance with the laws of The State of California.

14.9Disclosure.  The Signatory shall disclose the existence and terms of this Agreement to any employer or other person that the Signatory may work for or be engaged by during the Term and thereafter.  The Signatory agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Signatory may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Signatory may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Signatory may use or permit the Signatory's name to be used.  The Signatory will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

14.10Notices. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, postage prepaid, or sent by electronic mail with a confirmation copy by regular, certified or overnight mail, postage prepaid, to such party at the address, telecopier number or email address, as the case may be, set forth below or such other address, telecopier number, or email address, as the case may be, as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(i)if to the Company, to:

TripAdvisor LLC

400 1st Avenue

Needham, MA 02494

Attention:  General Counsel

if to the Signatory, to the address listed in the signature line below.

All such notices, requests and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mail, on the third day following deposit into the mail; (iii) in the case of facsimile transmission, when confirmed by facsimile machine report, and (iv) in the case of electronic mail, upon receipt of an electronic message confirming delivery.

14.11Communications With Governmental Entities.  Nothing in this Agreement, including but not limited to Sections 1, 2 and 11, prohibits Signatory from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Signatory does not need the prior authorization of the Company to make any such reports or disclosures and Signatory is not required to notify the company that he has made such reports or disclosures.

Further, notwithstanding anything in this Agreement to the contrary, Signatory shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any trade secret of the Company if the disclosure is (a) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of or reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.Representations.  By signing below, the Signatory represents the following:

(a)that in the case of new employment, the Signatory was provided a copy of this Agreement the earlier of ten (10) business days prior to the commencement of employment or with the offer of employment;

(b) that in the case of continued employment, the Signatory was provided at least ten business days’ notice of this Agreement prior to its effective date;

(c) that the Signatory has been advised to consult with an attorney of his or her choosing regarding the terms of this Agreement and that the Signatory has had a sufficient opportunity to avail himself or herself of such right;

(d) that the Signatory and the Company have mutually agreed to terms of this Agreement, including the consideration being provided by the Company in exchange for the Signatory’s execution of this Agreement; and

(e)   that the Signatory has voluntarily entered into this Agreement by signing below in order to receive the consideration, for which the Signatory would not otherwise be entitled.

THE SIGNATORY HAS HAD SUFFICIENT TIME TO READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. The parties enter into this Agreement voluntarily and will not claim it was entered into under coercion or duress, or without full knowledge of its terms. IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as an instrument under seal as of the date first written below.

ACKNOWLEDGED AND AGREED AS OF THE EFFECTIVE DATE:

Signatory

Sign:/s/ Kanika Soni

Name: Kanika Soni

Date: February 13, 2019

ACCEPTED:

TripAdvisor LLC

Sign:/s/ Stephen Kaufer

Title:Chief Executive  Officer

Date: February 13, 2019

APPENDIX A

Please Initial: _______________